Exhibit 3.2

STRATEGIC HOTEL CAPITAL, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”), which were filed with respect to 8.50% Series A Cumulative Redeemable Preferred Stock.

SECOND: The sole party to the Articles is Strategic Hotel Capital, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on March 15, 2005.

FOURTH: Section 3(d), the provision of the Articles which is to be corrected and as previously filed with SDAT, is set forth below:

(d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares, as to dividends, nor shall any Junior Shares, as to dividends, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares, as to dividends) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares, as to dividends, of the Corporation shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares. Any dividend payment on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.

FIFTH: Section 3(d), the provision of the Articles as corrected hereby is set forth below:

(d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully

Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares, nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares or Parity Shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of the Corporation shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares. Any dividend payment on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.

SIXTH: The undersigned Executive Vice President of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Executive Vice President and attested to by its Assistant Secretary on this 16th day of March, 2005.

ATTEST:		STRATEGIC HOTEL CAPITAL, INC.

By:	/S/ PATRICIA A. NEEDHAM	By:	/S/ JAMES E. MEAD
Name:	Patricia A. Needham	Name:	James E. Mead
Title:	Assistant Secretary	Title:	Executive Vice President